Exhibit 99.1

October 31, 2016

CyrusOne Announces Chief Financial Officer Transition

DALLAS—(BUSINESS WIRE)— CyrusOne (NASDAQ: CONE), a leader in colocation and data center services,  today announced that its Chief Financial Officer, Gregory R. Andrews, will be leaving the Company effective November 30, 2016 to pursue other interests and will be succeeded by Diane M. Morefield.  Ms. Morefield will join the Company as Executive Vice President and Chief Financial Officer effective November 14, 2016.

“We are very thankful to Greg for his contributions to CyrusOne which includes raising over $900 million of debt and equity capital to fund our rapid growth as well as helping to increase our enterprise value by $1.5 billion under his leadership,” commented Gary Wojtaszek, President and Chief Executive Officer of CyrusOne.  “On a personal note, I wish Greg the best in his next endeavor.”

Ms. Morefield served as Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts (NYSE: BEE), a publicly traded REIT, from early 2010 until year-end 2015, when the company was sold to the Blackstone Group. During her tenure at Strategic Hotels & Resorts, revenues increased from approximately $775 million in 2010 to over $1.4 billion in 2015, an 80% increase.  There, she helped grow the company’s market capitalization by 10x with a market cap in early 2010 of roughly $400 million which grew to $4 billion by year-end 2015.  This growth resulted in a Total Shareholder Return (TSR) from April 2010 to December 2015 of over 150%. She was responsible for the Company’s accounting, finance, capital markets, tax, investor relations and IT, and was a member of the Company’s Executive Management Committee that oversaw the strategy and investment activity for the company. Ms. Morefield currently serves as a board member and the audit chair for Spirit Realty Capital (NYSE: SRC).

Prior to joining Strategic Hotels, Ms. Morefield served in a variety of financial, operating and investor relations roles for leading real estate organizations.  She was the Chief Financial Officer of Equity International, a private equity firm controlled by Sam Zell, which invests in international real estate companies.

Before that, Ms. Morefield was a senior officer with Equity Office Properties Trust (NYSE: EOP), a publicly traded REIT, where she served as Regional Senior Vice President for EOP’s Midwest region, following her role as Senior Vice President — Investor Relations.  During her tenure at EOP, the company’s revenues increased from $700 million at the IPO in July 1997 to approximately $3.5 billion by year-end 2006.  In addition, she spent her early career in real estate banking with Barclays Bank. Ms. Morefield earned a BS in accountancy from the University of Illinois and a MBA from the University of Chicago, and is a CPA.

“It is with great enthusiasm that I join CyrusOne as the company continues to grow and create significant shareholder value.  I look forward to being a partner to Gary and the entire CyrusOne team, capitalizing on my past experience in the REIT and banking industries,” commented Morefield.

“We are thrilled to have Diane join the CyrusOne leadership team,” said Wojtaszek.”  Diane has a really impressive background in real estate — she has a proven track record in high growth organizations.  With her significant REIT, financial and operational expertise, I am confident that she will play an invaluable role in helping CyrusOne achieve its business objectives.”

Safe Harbor

This release contains forward-looking statements regarding future events and CyrusOne’s future results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projections about the industries in which CyrusOne operates and the beliefs and assumptions of its management.  Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements.  In addition, any statements that refer to projections of CyrusOne’s future financial performance, its anticipated growth and trends in its businesses, and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause CyrusOne’s actual results to differ materially and adversely from those reflected in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents CyrusOne files with the SEC.  More information on potential risks and uncertainties is available in CyrusOne’s recent filings with the SEC, including CyrusOne’s Form 10-K report, Form 10-Q reports, and Form 8-K reports and its registration statement (No. 333-211114 on Form S-3).  Actual results may differ materially and adversely from those expressed in any forward-looking statements. CyrusOne undertakes no obligation to revise or update any forward-looking statements for any reason.

About CyrusOne

CyrusOne (NASDAQ: CONE) specializes in highly reliable enterprise-class, carrier-neutral data center properties.  CyrusOne provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for more than 950 customers, including nine of the Fortune 20 and 177 of the Fortune 1000 companies.

CyrusOne’s data center offerings provide the flexibility, reliability, and security that enterprise customers require and are delivered through a tailored, customer service-focused platform designed to foster long-term relationships. CyrusOne is committed to full transparency in communication, management, and service delivery throughout its 35 data centers worldwide.

Investors
Michael Schafer, 972-350-0060

investorrelations@cyrusone.com

Media
Jacob Smith, 513-671-3811
cyrusone@gyro.com